Exhibit 99.1

Herbalife Reports Year-Over-Year Net Sales Growth in Fourth Quarter 2023

LOS ANGELES--(BUSINESS WIRE)--February 14, 2024--Herbalife Ltd. (NYSE: HLF) today reported financial results for the fourth quarter and year ended December 31, 2023.

“We continue to modernize Herbalife with a sharp focus on top-line growth and margin expansion for 2024,” said Michael Johnson, Chairman and CEO.

Highlights

Fourth Quarter 2023

  Achieved year-over-year net sales growth on both reported and constant currency basis1
  Fourth consecutive quarter of improved year-over-year reported net sales trends
  Net sales of $1.2 billion, up 2.9% vs. 4Q ‘22; on constant currency basis1, net sales increased 2.5% vs. 4Q ‘22
  Net income of $10.2 million and adjusted EBITDA2 of $108.8 million
  Diluted EPS of $0.10 and adjusted diluted EPS2 of $0.28
  Achieved cost savings of approximately $27 million related to Company’s Transformation Program, approximately $70 million realized in 2023
  Recognized pre-tax expenses of approximately $12 million related to Transformation Program
  Continued roll out of all-new Herbalife.com website; now live in markets representing approximately 70% of Company’s sales

Full-Year 2023

  Net sales of $5.1 billion, down 2.7% vs. 2022; on constant currency basis1, net sales declined 1.6% vs. 2022
  Net income of $142.2 million and adjusted EBITDA2 of $570.6 million
  Diluted EPS of $1.42 and adjusted diluted EPS2 of $2.21
  Net cash provided by operating activities of $357.5 million; free cash flow2 of $222.5 million

Recent Developments

  Initiated process to refinance 2018 Term Loan A and 2018 Revolving Credit Facility, due in March 2025

_____________________________
1 Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

2 Adjusted EBITDA, adjusted diluted EPS and free cash flow are non-GAAP measures. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable U.S. GAAP measure, and a discussion of why we believe these non-GAAP measures are useful.

Management Commentary

Herbalife reported full-year 2023 net sales of $5.1 billion, down 2.7% year-over-year. On a constant currency basis1, net sales declined 1.6% year-over-year. Net income was $142.2 million. Net cash provided by operating activities was $357.5 million, with free cash flow2 of $222.5 million. Adjusted EBITDA2 was $570.6 million, with adjusted EBITDA2 margin of 11.3%. Diluted EPS was $1.42, with adjusted diluted EPS2 of $2.21.

For the year ended December 31, 2023, capital expenditures, including spending related to the Herbalife One digital technology platform, were approximately $135 million. The Company expects to incur total capital expenditures of approximately $145 million to $195 million for the full year of 2024.

Fourth quarter 2023 net sales were $1.2 billion, up 2.9% year-over-year, marking the fourth consecutive quarter of improved year-over-year net sales trends. On a constant currency basis1, net sales increased 2.5% year-over-year.

Fourth quarter gross profit margin was 76.3%, down 120 basis points year-over-year, primarily due to the benefit of approximately 100 basis points of pricing more than offset by continued headwinds from input cost inflation of approximately 210 basis points. Net income was $10.2 million. Adjusted EBITDA2 of $108.8 million includes approximately $2 million of foreign currency tailwinds year-over-year, with adjusted EBITDA2 margin of 9.0%. Diluted EPS was $0.10, with adjusted diluted EPS2 of $0.28, which includes a $0.01 year-over-year foreign currency tailwind.

The Company implemented further actions related to its Transformation Program, which was initiated in 2021 to strategically optimize global business processes. Based on the Company’s actions as of December 31, 2023, it delivered approximately $70 million of cost savings in 2023, of which approximately $27 million was realized during the three months ended December 31, 2023. The Company now expects to deliver total program run rate savings of at least $115 million in 2024 and beyond (up from at least $90 million). For the three and twelve months ended December 31, 2023, the Company recognized pre-tax expenses of approximately $12 million and $54 million, respectively, in SG&A related to the program, which are excluded from the adjusted results. The Company now expects to incur total program pre-tax expenses of at least $95 million (up from at least $75 million), of which $79 million has been incurred to date.

Consistent with the Company’s capital allocation priorities, it intends to repay the $197.0 million outstanding principal under its 2024 Convertible Notes at maturity in March 2024 with available cash on hand and funds available under its revolving credit facility.

On February 2, 2024, the Company initiated the refinancing of its 2018 Term Loan A and 2018 Revolving Credit Facility, both of which mature in March 2025. As of December 31, 2023, $236.1 million was outstanding under the Term Loan A and the revolver remained undrawn. The terms of the proposed refinancing transaction will be disclosed upon completion of the transaction. The proposed refinancing is subject to customary closing conditions and there can be no assurance any refinancing will occur.

“We continue to take strategic actions to optimize our cost structure and strengthen our balance sheet,” said Alex Amezquita, Chief Financial Officer. “The incremental cost savings achieved through the expansion of our Transformation Program is evidence of our commitment to enhance productivity and we are continuing to look at all aspects of our business with a focus on driving top-line growth, expanding margins and securing our balance sheet.”

During the fourth quarter, the Company continued the rollout of its all-new Herbalife.com websites, which are part of Herbalife One. To date, the websites are live in markets across Asia Pacific, EMEA, Latin America and North America, which represent approximately 70% of the Company’s 2023 sales. The rollout to the remaining planned markets is expected to be completed in 2024. In 2024, development will continue on offerings to elevate the digital capabilities provided to distributors and their customers, such as distributor e-commerce, customer loyalty and data-enabled solutions.

2023 marked the Company’s full return to in-person events, which were met with an overwhelming positive response from distributors, providing opportunities to re-establish connections and share best practices. The Company hosted nine Extravaganzas across the globe with nearly 125,000 attendees, as well as thousands of other corporate-led and distributor-led education and training events. These events helped engage, motivate, inspire and educate the distributor base. The Company believes these interactions have supported an increase in sales leader retention. For the twelve-month requalification period ending January 2024, approximately 68.3% of the distributor sales leaders, excluding China, requalified to retain their status as a sales leader, versus 67.6% for the twelve-month period ended January 2023.

During December 2023 and January 2024, the Company continued to deliver on its growth strategy, launching four innovative products that it believes will resonate in local markets and align with consumer trends and preferences:

  Shape Control – gluten-free weight loss supplement capsule which combines Morosil® Moro Orange extract with Chromium; available in Brazil
  Herbalife24® Premium Creatine – vegan, gluten-free and zero calorie powdered drink mix with 3g of creatine that provides multiple fitness benefits, including helping to enhance exercise performance and increase muscle mass; available in Brazil
  Formula 1 Express Healthy Meal Bars (Cranberry & White Chocolate) – reformulated with 15g of protein and 6g of fiber and suitable for vegetarians; available in select markets in EMEA
  Pycno® Plus – capsule that combines Pycnogenol (French maritime pine bark extract) and B Vitamins to support women and men’s health; available in Korea

Additionally, last week the Company announced the offering of two Herbalife® GLP-1 Nutrition Companion Product Combos, Classic and Vegan. The product combos are fueled by the #1 Protein Shake in the World* and are intended to support the nutritional needs of individuals on GLP-1 and other weight loss medications. Each product combo provides vital protein to help build muscle tissue and maintain lean muscle mass, while providing energy and fiber to promote regularity and a healthy digestive system. Additionally, the Classic combo delivers essential vitamins and minerals to support overall health, while the Vegan combo also delivers three organic blends of 20 fruits and vegetables. Further, the Company’s distributors can help consumers develop proper nutrition practices while on the weight-loss drugs and develop sustainable healthy habits for when they stop using the medications, to create lasting changes beneficial to long-term health. The Herbalife® GLP-1 Nutrition Companion Product Combos are now available in the United States and Puerto Rico.

“Our charge is clear – sales growth, margin expansion and maximizing shareholder value,” said Michael Johnson. “Together with our distributors, Herbalife is on the path to becoming the global premier health and wellness company, community and platform.”

The Herbalife® GLP-1 Nutrition Companion is not a drug. Remember to consult your physician before you make changes to your diet during medically supervised weight loss.

*Source Euromonitor International Limited; per Consumer Health 2024ed, Protein Shake as per sports protein powder, sports protein RTDs, meal replacement, supplement nutrition drinks and protein supplements, combined % RSP share GBO, 2023 data

Fourth Quarter and Full-Year 2023 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 4Q ’23 (mil)	Growth/Decline including FX vs. 4Q ’22	Growth/Decline excluding FX vs. 4Q ’22 [1]
Asia Pacific	$433.5	9.3%	10.2%
North America	252.8	(8.1)%	(8.1)%
EMEA	250.1	1.3%	0.7%
Latin America	196.4	2.8%	(1.3)%
China	82.2	15.6%	17.4%
Worldwide	$1,215.0	2.9%	2.5%
Region	Reported Net Sales FY ’23 (mil)	Growth/Decline including FX vs. FY ’22	Growth/Decline excluding FX vs. FY ’22 [1]
Asia Pacific	$1,713.9	1.6%	5.3%
North America	1,131.4	(10.4)%	(10.3)%
EMEA	1,068.8	(0.9)%	0.8%
Latin America	820.9	4.5%	(0.5)%
China	327.4	(16.3)%	(11.8)%
Worldwide	$5,062.4	(2.7)%	(1.6)%

Regional Volume Point Metrics

	Volume Points
Region	4Q '23 (mil)	YoY % Chg.	FY '23 (mil)	YoY % Chg.
Asia Pacific	552.3	11.2%	2,151.5	(0.2)%
North America	250.6	(14.9)%	1,160.9	(18.8)%
EMEA	279.5	(6.6)%	1,222.9	(9.6)%
Latin America	239.4	(12.4)%	1,028.0	(12.7)%
China	60.1	28.1%	237.6	(9.1)%
Worldwide	1,381.9	(2.0)%	5,800.9	(9.1)%

Earnings Webcast and Conference Call

Herbalife’s senior management team will host a live audio webcast and conference call to discuss its fourth quarter and full-year 2023 financial results and provide an update on current business trends on Wednesday, February 14, 2024, at 5:30 p.m. ET (2:30 p.m. PT).

The live audio webcast will be available at https://edge.media-server.com/mmc/p/zstgjz99/.

Participants joining via the conference call will need to register to receive the dial-in information and personal PIN to access the call, and may do so by visiting the Investor Relations section of the Company’s website at https://ir.herbalife.com. Senior management also plans to reference slides during the call, which will also be available on the Investor Relations section of the Company’s website, where financial and other information is posted from time to time.

A replay of the event will be available following the completion of the live audio webcast and conference call, and for 12 months thereafter, under the Investor Relations section of the Company's website at https://ir.herbalife.com.

About Herbalife Ltd.

Herbalife (NYSE: HLF) is a premier health and wellness company and community that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in more than 90 markets through entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle to live their best life.

For more information, visit https://ir.herbalife.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures, or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

  the potential impacts of current global economic conditions, including inflation, on us; our Members, customers, and supply chain; and the world economy;
  our ability to attract and retain Members;
  our relationship with, and our ability to influence the actions of, our Members;
  our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;
  adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;
  the competitive nature of our business and industry;
  legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;
  the Consent Order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and in China;
  our ability to execute our growth and other strategic initiatives, including implementation of our Transformation Program and increased penetration of our existing markets;
  any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;
  our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;
  our reliance on our information technology infrastructure;
  noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;
  contractual limitations on our ability to expand or change our direct-selling business model;
  the sufficiency of our trademarks and other intellectual property;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team;
  restrictions imposed by covenants in the agreements governing our indebtedness;
  risks related to our convertible notes;
  changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;
  our incorporation under the laws of the Cayman Islands; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

Additional factors and uncertainties that could cause actual results or outcomes to differ materially from our forward-looking statements are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 14, 2024, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements and the related Notes included therein. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Forward-looking statements made in this release speak only as of the date hereof. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(unaudited)

North America	$252.8	$275.0	$1,131.4	$1,262.2
EMEA	250.1	246.8	1,068.8	1,078.5
Asia Pacific	433.5	396.8	1,713.9	1,686.9
Latin America	196.4	191.1	820.9	785.8
China	82.2	71.1	327.4	391.0
Worldwide Net sales	1,215.0	1,180.8	5,062.4	5,204.4
Cost of sales	287.6	265.6	1,191.0	1,173.6
Gross profit	927.4	915.2	3,871.4	4,030.8
Royalty overrides	397.4	389.0	1,659.2	1,690.1
Selling, general, and administrative expenses	474.3	437.3	1,866.0	1,810.4
Other operating income (1)	(0.1)	-	(10.2)	(14.9)
Operating income	55.8	88.9	356.4	545.2
Interest expense, net	38.1	37.3	154.4	133.2
Other income, net (2)	-	(12.8)	(1.0)	(12.8)
Income before income taxes	17.7	64.4	203.0	424.8
Income taxes	7.5	10.0	60.8	103.5
Net income	$10.2	$54.4	$142.2	$321.3

Weighted-average shares outstanding:
Basic	99.3	98.1	99.0	98.5
Diluted	100.7	99.0	100.2	99.5

Earnings per share:
Basic	$0.10	$0.55	$1.44	$3.26
Diluted	$0.10	$0.55	$1.42	$3.23

(1) Other operating income for the three and twelve months ended December 31, 2023 and twelve months ended December 31, 2022 relates to certain China government grant income
(2) Other income, net for the twelve months ended December 31, 2023 and the three and twelve months ended December 31, 2022 relates to the extinguishment of a portion of the 2024 Convertible Notes

Herbalife Ltd. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	December 31	December 31
	2023	2022

ASSETS
Current Assets:
Cash and cash equivalents	$575.2	$508.0
Receivables, net	81.2	70.6
Inventories	505.2	580.7
Prepaid expenses and other current assets	237.7	196.8
Total Current Assets	1,399.3	1,356.1

Property, plant and equipment, net	506.5	486.3
Operating lease right-of-use assets	185.8	207.1
Marketing-related intangibles and other intangible assets, net	314.0	315.7
Goodwill	95.4	93.2
Other assets	308.4	273.6
Total Assets	$2,809.4	$2,732.0

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$84.0	$89.8
Royalty overrides	343.4	343.3
Current portion of long-term debt	309.5	29.5
Other current liabilities	540.7	514.0
Total Current Liabilities	1,277.6	976.6

Non-current liabilities:
Long-term debt, net of current portion	2,252.9	2,662.5
Non-current operating lease liabilities	167.6	192.4
Other non-current liabilities	171.6	166.4
Total Liabilities	3,869.7	3,997.9

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	233.9	188.7
Accumulated other comprehensive loss	(232.0)	(250.2)
Accumulated deficit	(1,062.3)	(1,204.5)
Total Shareholders' Deficit	(1,060.3)	(1,265.9)

Total Liabilities and Shareholders' Deficit	$2,809.4	$2,732.0

Herbalife Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31
	2023	2022

Cash flows from operating activities:
Net income	$142.2	$321.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113.3	115.4
Share-based compensation expenses	48.0	44.4
Non-cash interest expense	7.4	6.7
Deferred income taxes	(41.1)	(29.9)
Inventory write-downs	28.5	38.4
Foreign exchange transaction loss (gain)	6.0	9.1
Gain on extinguishment of debt	(1.0)	(12.8)
Other	6.5	(17.0)
Changes in operating assets and liabilities:
Receivables	(12.6)	(9.1)
Inventories	57.5	(68.4)
Prepaid expenses and other current assets	(13.8)	(12.4)
Accounts payable	(7.4)	(1.1)
Royalty overrides	(6.5)	(9.6)
Other current liabilities	23.8	(53.6)
Other	6.7	31.1
Net cash provided by operating activities	357.5	352.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(135.0)	(156.4)
Other	0.2	0.2
Net cash used in investing activities	(134.8)	(156.2)

Cash flows from financing activities:
Borrowings from senior secured credit facility	215.2	564.2
Principal payments on senior secured credit facility and other debt	(289.6)	(683.5)
Proceeds from convertible senior notes	-	277.5
Repayment of convertible senior notes	(64.3)	(273.2)
Debt issuance costs	(1.8)	(7.2)
Share repurchases	(11.0)	(146.7)
Other	3.2	4.2
Net cash used in financing activities	(148.3)	(264.7)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4.8	(25.7)
Net change in cash, cash equivalents, and restricted cash	79.2	(94.1)
Cash, cash equivalents, and restricted cash, beginning of period	516.3	610.4
Cash, cash equivalents, and restricted cash, end of period	$595.5	$516.3

Cash paid during the year:
Interest paid	$159.1	$133.5
Income taxes paid	$133.1	$144.9

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Free Cash Flow

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS and adjusted EBITDA, performance measures, and free cash flow, a liquidity measure, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS and adjusted EBITDA exclude the impact of certain unusual or non-recurring items such as net expenses related to COVID-19 pandemic, expenses related to Transformation Program, expenses related to digital technology program, charges related to the Russia-Ukraine conflict, gain from extinguishment of debt and Korea tax settlement, as further detailed in the reconciliations below. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales. Free cash flow is calculated as net cash provided by operating activities less purchases of property, plant and equipment.

Management believes that such non-GAAP performance measures, when read in conjunction with the Company’s reported results, calculated in accordance with U.S. GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under U.S. GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Free cash flow is used by management as one of the means by which it assesses available liquidity, including for purposes of strategic initiatives, reduction of long-term debt and share repurchases.

The Company’s definition and calculation as set forth in the tables below of adjusted net income, adjusted diluted EPS, adjusted EBITDA and free cash flow may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from, nor as alternatives to, net income, diluted EPS or cash flows from operating activities calculated in accordance with U.S. GAAP. In evaluating free cash flow, one should consider that free cash flow does not represent residual cash flow available for discretionary expenditures.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a measure presented in accordance with U.S. GAAP. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income to adjusted net income:

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(in millions)

Net income	$10.2	$54.4	$142.2	$321.3
Net expenses related to COVID-19 pandemic (1) (2)	-	0.6	-	4.4
Expenses related to Transformation Program (1) (2)	12.2	4.4	54.2	12.1
Digital technology program costs (1) (2)	9.5	8.6	32.1	11.9
Gain on extinguishment of debt (1) (2)	-	(12.8)	(1.0)	(12.8)
Korea tax settlement (1) (2)	-	-	8.6	-
Russia-Ukraine conflict charges (1) (2)	-	-	-	5.5
Income tax adjustments for above items (1) (2)	(3.3)	(2.7)	(14.3)	(4.1)
Adjusted net income (3)	$28.6	$52.4	$221.8	$338.3

The following is a reconciliation of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(per share)

Diluted earnings per share	$0.10	$0.55	$1.42	$3.23
Net expenses related to COVID-19 pandemic (1) (2)	-	0.01	-	0.04
Expenses related to Transformation Program (1) (2)	0.12	0.04	0.54	0.12
Digital technology program costs (1) (2)	0.09	0.09	0.32	0.12
Gain on extinguishment of debt (1) (2)	-	(0.13)	(0.01)	(0.13)
Korea tax settlement (1) (2)	-	-	0.09	-
Russia-Ukraine conflict charges (1) (2)	-	-	-	0.06
Income tax adjustments for above items (1) (2)	(0.03)	(0.03)	(0.14)	(0.04)
Adjusted diluted earnings per share (3)	$0.28	$0.53	$2.21	$3.40

The following is a reconciliation of net income to EBITDA and adjusted EBITDA:

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(in millions)

Net income	$10.2	$54.4	$142.2	$321.3
Interest expense, net	38.1	37.3	154.4	133.2
Income taxes	7.5	10.0	60.8	103.5
Depreciation and amortization	28.2	28.2	113.3	115.4
EBITDA	84.0	129.9	470.7	673.4
Amortization of SaaS implementation costs	3.1	-	6.0	-
Net expenses related to COVID-19 pandemic (1) (2)	-	0.6	-	4.4
Expenses related to Transformation Program (1) (2)	12.2	4.4	54.2	12.1
Digital technology program costs (1) (2)	9.5	8.6	32.1	11.9
Gain on extinguishment of debt (1) (2)	-	(12.8)	(1.0)	(12.8)
Korea tax settlement (1) (2)	-	-	8.6	-
Russia-Ukraine conflict charges (1) (2)	-	-	-	5.5
Adjusted EBITDA	$108.8	$130.7	$570.6	$694.5

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. The tax effect of the adjustments between our U.S. GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:
	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(in millions)

Net expenses related to COVID-19 pandemic	$-	$(0.1)	$-	$(0.8)
Expenses related to Transformation Program	(2.3)	(1.2)	(10.6)	(1.6)
Digital technology program costs	(1.2)	(1.5)	(2.6)	(0.6)
Gain on extinguishment of debt	(0.1)	-	-	-
Korea tax settlement	0.3	-	(1.1)	-
Russia-Ukraine conflict charges	-	0.1	-	(1.1)
Total income tax adjustments	$(3.3)	$(2.7)	$(14.3)	$(4.1)

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(per share)

Net expenses related to COVID-19 pandemic	$-	$-	$-	$(0.01)
Expenses related to Transformation Program	(0.02)	(0.01)	(0.11)	(0.02)
Digital technology program costs	(0.01)	(0.02)	(0.03)	(0.01)
Gain on extinguishment of debt	-	-	-	-
Korea tax settlement	-	-	(0.01)	-
Russia-Ukraine conflict charges	-	-	-	(0.01)
Total income tax adjustments (3)	$(0.03)	$(0.03)	$(0.14)	$(0.05)

(3) Amounts may not total due to rounding

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022
	(in millions)

Net cash provided by operating activities	$96.1	$53.6	$357.5	$352.5
Purchases of property, plant and equipment	(35.3)	(42.8)	(135.0)	(156.4)
Free cash flow	$60.8	$10.8	$222.5	$196.1

Contacts

Media Contact:
Thien Ho
Vice President, Global Corporate Communications
thienh@herbalife.com

Investor Contact:
Erin Banyas
Vice President, Head of Investor Relations
erinba@herbalife.com